Execution Copy

SEPARATION AGREEMENT AND GENERAL RELEASE
This SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is by and between Alfonso Martinez (“Executive”) and Laureate Education, Inc. (the “Company”).
WHEREAS, Executive’s full-time service as Chief Human Resources Officer of the Company will terminate as of May 31, 2017;
WHEREAS, the Company is offering to continue to employ Executive to provide transition services as requested by the Company until December 31, 2017, unless the Company terminates Executive’s employment earlier due to Executive’s breach of this Agreement, any other written agreement with the Company or any written Company policy (the effective date Executive’s employment terminates shall be referred to as the “Separation Date”); and
WHEREAS, the parties desire and intend to fully settle, release, and resolve any and all claims arising out of or relating in any way to Executive’s employment or termination of employment with the Company, on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the releases, promises, covenants, understandings, obligations, and agreements contained herein, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.Separation from Employment.
(a)Separation Date; Resignations. Effective as of the Separation Date, Executive’s employment with the Company will terminate and Executive will resign as an officer of the Company and as an officer and/or director, as applicable, of all of its affiliated entities. Following the Separation Date, Executive shall have no role or relationship with the Company. The Company will provide Executive with his regular base salary (but, except as provided in Section 2, not bonus) and payment for any unused vacation accrued through the Separation Date. The Company will also reimburse Executive for reasonable business expenses incurred prior to the Separation Date, pursuant to the Company’s expense reimbursement policy.
(b)Benefits. If Executive is currently participating in the Company’s group health and welfare benefit plan, Executive’s participation as an employee will end on the Separation Date. After that, to the extent provided by the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), Executive will be eligible to continue his group health coverage at his own expense. Executive will receive a separate notice explaining his right to continuation of his group health coverage under COBRA.
2.Separation Benefit. Provided Executive executes, does not revoke, and complies with this Agreement, and enters into, does not revoke, and complies with a General Release of Claims in a form satisfactory to the Company effective as of the Separation Date or within 28 days after the Separation Date (the “Second Release”), the Company will (a) provide Executive with a separation payment equal to $ 127,970.00, which is a prorated portion of the Executive’s target bonus for 2017, less applicable taxes and withholdings (the “Separation Benefit”), to which he was not otherwise entitled, payable in a single lump sum through the Company’s payroll, no later than the second payroll period following the Effective Date as set forth in the Second Release; and (b) transfer ownership of Executive’s Company-issued cell phone, tablet, and laptop (the “Devices”) to Executive effective as of the later of the Effective Date of the Second Release and the date the Company has removed all Company data and licensed materials and software from such Devices. The Devices shall be transferred to Executive in their “as is” condition without representation or warranty of any kind, and Executive shall be solely responsible for all costs associated with such Devices.
3.Equity. The following summarizes the effect of Executive’s termination of employment pursuant to this Agreement on Executive’s outstanding equity compensation grants under the Company’s 2013 Long-Term Incentive Plan, as amended (the “Plan”). If Executive’s Separation Date occurs earlier than right after the close of business on December 31, 2017, then all of Executive’s outstanding unvested awards under the Plan will be immediately forfeited as of such termination. If Executive’s Separation Date occurs right after the close of business on December 31, 2017, then Executive will become vested in the number of option shares and units in the column titled “12/31/2017 Time Vested Awards” and will be eligible to vest in early 2018 in the number of option shares and units in the column titled “2017 Performance Awards” upon the Compensation Committee’s determination that the 2017 performance goals have been attained. All other unvested awards under the Plan will terminate for no consideration upon the Separation Date, and performance awards that do not vest based on performance will terminate for no consideration upon the Compensation Committee’s determination.

	Grant Date	Exercise Price	12/31/2017 Time Vested Awards	2017 Performance Awards
Options	10/2/2013	$23.20	1,400	1,400
	7/10/2014	$23.20	585	292
	3/4/2015	$5.80	588	294
	5/2/2016	$5.81	633	0
Restricted Stock Units (RSUs)	10/2/2013	N/A	1,500	N/A
	5/2/2016	N/A	327	N/A
	10/25/2016	N/A	12,500	N/A
Performance Share Units (PSUs)	10/2/2013	N/A	N/A	1,500
	7/10/2014	N/A	N/A	154
	3/4/2015	N/A	N/A	154

    All equity grants described herein reflect the Company’s 4 to 1 reverse stock split in January 2017 and the option repricing effective June 17, 2016. Executive will have until the 90th day after the Separation Date to exercise outstanding vested options to purchase shares under the Plan, on which day the options will expire and be of no further effect.
4.Tax Matters.
(a)    Withholding. The Company will withhold required federal, state and local taxes from any and all payments contemplated by this Agreement and make all tax reporting it determines it should make based on this Agreement.
(b)    Responsibility for Taxes. Other than the Company obligation and right to withhold federal, state and local taxes and to pay the employer portion of FICA, Executive will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the vesting of equity grants under the Plan and payments previously made or contemplated by this Agreement (including, but not limited to, those imposed under Internal Revenue Code Section 409A).
5.Acknowledgments. Executive acknowledges and agrees that the Separation Benefit exceeds any payment, benefit, or other thing of value to which Executive might otherwise be entitled under any policy, plan, or procedure of the Company or under applicable law. Executive acknowledges and agrees that the payments and benefits set forth in this Agreement constitute the entirety of the compensation and benefits of any nature due to Executive by the Company. Executive specifically acknowledges and agrees that, in exchange for the Separation Benefit provided pursuant to this Agreement, Executive waives and relinquishes any claim or right to any payment or any other benefit (if any) due or provided pursuant to his employment with the Company. For the avoidance of doubt, Executive specifically acknowledges and agrees that Executive does not dispute the wages that have been paid to Executive and that, other than as set forth in this Agreement, no other compensation, salary, bonus payments, severance payments, equity, debt or option grants, or any other amounts are due and owing to Executive from the Company, either in connection with Executive’s employment or otherwise, or pursuant to any other agreement or arrangement.
6.General Release of All Claims.
(a)    General Release. “Executive” (defined for the purpose of this Section as Executive and Executive’s agents, representatives, attorneys, assigns, heirs, executors, and administrators) fully and unconditionally releases the “Released Parties” (hereby defined as the Company and any of its parents, equity holders, affiliates, subsidiaries, predecessors, successors, and assigns, and any of its past or present employees, officers, partners, members, managers, portfolio companies, trustees, investors, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, employee benefit plans, and the sponsors, fiduciaries, or administrators of employee benefit plans) from, and agrees not to bring any action, proceeding or suit against any of the Released Parties regarding, any and all known or unknown claims, causes of action, liabilities, damages, fees, or remunerations of any sort, arising out of or are in any way related to events, acts, conduct, or omissions occurring at any time up to and including the Effective Date, including but not limited to claims:
(i)    that are in any way related to events, acts, conduct, or omissions occurring in connection with Executive’s employment with or termination of employment from the Company or with Executive’s equity interests in the Company; and/or
(ii)    for violation of any written or unwritten contract, agreement, policy, benefit plan, retirement or pension plan, equity incentive or option plan or agreement with the Company, or covenant of any kind, or failure to pay wages, bonuses, employee benefits, other compensation, attorneys’ fees, damages, or any other remuneration (including any equity, ownership interest, distributions, dividends or participation or ownership in any business venture related to the Company); and/or
(iii)    for discrimination, harassment, or retaliation on the basis of any characteristic protected under applicable law, including but not limited to race, color, national origin, sex, sexual orientation, religion, immigration status, disability, marital or parental status, age, union activity or other protected activity; and/or
(iv)    for violation of, or denial of protection or benefits under, any statute, ordinance, employee order, or regulation, including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993 (“FMLA”), the Workers’ Adjustment and Retraining Notification, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the National Labor Relations Act (the “NLRA”), the Rehabilitation Act of 1973, Sections 1981 through 1988 of Title 42 of the United States Code, the Genetic Information Nondiscrimination Act, Maryland’s anti-discrimination statute (MD. CODE ANN., STATE GOV’T §§ 20-101 to 20-1203), and the Maryland Constitution, each as may have been amended, or any other federal, state or local law, statute, ordinance, or any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, wage and hour issues, discrimination, harassment, retaliation, or other employment-related matter; and/or
(v)    for violation of any public policy or common law of any state relating to employment or personal injury, including but not limited to claims for wrongful discharge, defamation, invasion of privacy, infliction of emotional distress, fraud, negligence, or interference with contract; and/or
(vi)    for any breach of fiduciary duty, or implied duty of good faith, or any other similar duty or obligation, or any matter related to Executive’s employment with the Company.
(b)    ADEA Waiver and Effective Date. Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, and that the consideration given to him for the waiver and release in this Agreement is in addition to anything of value to which he was already entitled. Executive further acknowledges that he has been advised by this writing, as required by the ADEA and the Older Workers Benefit Protection Act, that: (a) his waiver and release does not apply to any rights or claims that may arise after the date he signs this Agreement; (b) he should consult with an attorney prior to signing this Agreement (although he may voluntarily decide not to do so); (c) he has twenty-one (21) days to consider this Agreement (although he may choose voluntarily to sign this Agreement sooner); (d) he has seven (7) days following the date he executes this Agreement to revoke this Agreement; (e) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after Executive signs this Agreement provided that he does not revoke it (the “Effective Date”). If this Agreement is revoked, Executive will not be entitled to the Separation Benefit under this Agreement. Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

(c)    Excluded Claims. Notwithstanding the broad scope of the general release, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement with the Company to which Executive is a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits; however, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on any Excluded Claims in which any of the Released Parties is a party; and (iii) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents Executive from filing a charge or complaint, reporting to, cooperating with, communicating with, or participating in any proceeding before the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the United States Department of Labor, the National Labor Relations Board, or other similar state or local agency (the “Government Agencies”), or from exercising any rights pursuant to Section 7 of the NLRA, or from taking any action protected under the whistleblower provisions of any federal securities law (“Protected Activities”), none of which activities shall constitute a breach of the release, cooperation, non-disparagement or confidentiality clauses of this Agreement. Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

(d)    Acknowledgement. By his signature below, Executive represents that: (a) the consideration given to him in exchange for the waiver and release in this Agreement is in addition to anything of value to which he was already entitled; (b) Executive has been provided by the Company all wages, severance, vacation, benefits, commissions, bonuses, expense reimbursements, or other amounts owed to Executive by the Company, other than benefits and the severance pay specifically promised in this Agreement; (c) Executive has not been denied any request for leave to which he believes he was legally entitled, and Executive was not otherwise deprived of any of his rights under the FMLA or any similar state or local statute; (d) Executive is knowingly and voluntarily executing this Agreement waiving and releasing any claims he may have as of the date he executes it; and (e) he has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the Released Claims. Executive affirms that he has not filed or caused to be filed, and is not presently a party to, a Released Claim against any of the Released Parties. Executive further affirms that he has no known workplace injuries or occupational diseases for which Executive has not already filed a claim. Executive represents and warrants that he has not willfully engaged in conduct that would constitute fraud or material dishonesty with respect to his job duties for the Company.

7.Post-Termination Obligations. Executive acknowledges and agrees that the post-employment obligations and restrictions in the Confidentiality, Non-Competition and Non-Solicit Agreement by and between the Company and the Executive (“Confidentiality Agreement”) remain in effect and Executive hereby agrees to comply with such obligations and restrictions. In addition, Executive will continue to be subject to the Management Stockholder’s Agreements dated October 2, 2013, July 10, 2014, and March 4, 2015, Sale Participation Agreements dated October 2, 2013, July 10, 2014, and March 4, 2015, and Executive’s lock-up letter agreement dated January 1, 2017, with Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, and Barclays Capital Inc.
8.Return of Company Material. Executive agrees that he has returned, or will return not later than three (3) days after the Effective Date, to the Company all Company property including, without limitation, all keys, phones, access cards, credit cards, computers, hardware, software, documents, records, policies, marketing information, design information, specification and plans, database information and lists, and any other property or information that he may have relating to the Company or reflecting or embodying its confidential and proprietary information. Executive agrees that he will make a diligent search to locate any such documents, property and information within the required timeframe. In addition, Executive agrees to furnish to the Company any personal computers, storage devices, media, or network/web-based storage services (including any cloud accounts) on which Company documents or work product may be stored so that the Company may recover such documents and work product and delete it from Executive’s personal property before returning such property to Executive. Executive agrees that, after the applicable timeframes noted above, he will neither use nor possess any Company property. Notwithstanding the foregoing, Executive and Company agree that Executive will be permitted to retain the Devices pursuant to Section 2 above.

9.No Disparagement or Encouragement of Claims. Executive shall not make any oral or written statement that disparages or places any of the Released Parties (including any of their respective past or present partners, members, officers, employees, products or services, and policies or practices) in a false or negative light, or encourage or assist any person or entity who may or who has filed a lawsuit, charge, claim or complaint against the Released Parties (as defined in Section 6 above). Nothing herein shall prevent Executive from engaging in Protected Activity or responding to a lawful subpoena or complying with any legal obligation; provided, if Executive receives any subpoena or becomes subject to any legal obligation that implicates this Section, Executive will provide prompt written notice of that fact to the Company to the attention of Mr. Sean Mulcahy, Vice President and Assistant General Counsel, or his successor, and enclose a copy of the subpoena and any other documents describing the legal obligation, unless the Executive is engaging in Protected Activity or such notice is prohibited by applicable law.
10.No Admission of Liability. This Agreement does not constitute an admission by the Company that any action it took with respect to Executive was wrongful, unlawful, or susceptible of inflicting any damages or injury on Executive, and the Company specifically denies any wrongdoing. This Agreement is entered into solely to resolve fully all matters related to or arising out of Executive’s employment with and separation from the Company, and neither this Agreement nor testimony regarding its execution or implementation may be admitted or used as evidence in a subsequent proceeding of any kind, except one alleging a breach of this Agreement.
11.Cooperation. The parties agree that certain matters in which Executive has been involved during his employment may necessitate his cooperation with the Company in the future. Accordingly, during the time that Executive is receiving payments under this Agreement, to the extent reasonably requested by the Company, Executive agrees to cooperate in connection with matters arising out of his service to the Company; provided that, the Company will make reasonable efforts to minimize disruption to Executive’s other activities. The Company shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with such cooperation.
12.Confidentiality of Agreement. Except as may be specifically required by law, Executive will not in any manner disclose or communicate any part of this Agreement to any other person except Executive’s spouse, accountant, financial advisor and/or attorney. Before any such authorized disclosure, Executive will inform each such person to whom disclosure is to be made that every term of this Agreement is confidential and obtain such person’s agreement to maintain the confidentiality of the entire Agreement. Executive affirms that Executive has not done anything before signing this Agreement that would violate this Section. If Executive is specifically required by law to disclose any of the terms of this Agreement, Executive will provide prompt written notice of that fact to the Company to the attention of Mr. Sean Mulcahy, or his successor, and enclose a copy of the subpoena and any other documents describing the legal obligation, unless Executive is engaging in Protected Activity or such notice is prohibited by applicable law.
13.Severability; Waiver. The provisions of this Agreement shall be severable such that the invalidity of any provision shall not affect the validity of other provisions; provided, however, that if a court or other binding authority holds that any release in Section 6 is illegal, void or unenforceable, Executive agrees to promptly execute a release and agreement that is legal and enforceable. The Company’s failure to insist upon strict compliance with any provision of this Agreement, or its failure to assert any right that it may have hereunder, will not be considered a waiver of such provision or right or any other provision of or right under this Agreement.
14.Governing Law; Waiver of Jury Trial; Choice of Venue. This Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the State of Maryland, without regard to its principles of conflicts of laws. Executive and the Company waive their respective rights to a jury trial of any claims and causes of action arising under this Agreement, and each party agrees to have any matter heard and decided solely by a court of competent jurisdiction located in Baltimore, Maryland.
15.Contingent Separation Benefit. The Company’s continuing obligations under this Agreement are contingent upon Executive’s compliance with all terms and conditions provided for in this Agreement. In the event that Executive breaches any of his obligations under this Agreement, Executive agrees that the Company may cease making any payments due under this Agreement, and recover all payments already made under this Agreement, in addition to all other available legal remedies.
16.Specific Performance; Further Actions. The parties agree to execute any further instruments and to take any further action as may reasonably be necessary to carry out the intent of this Agreement. Executive’s obligations under this Agreement are of a unique character that gives them particular value; Executive’s breach of any of such obligations will result in irreparable and continuing damage to the Company. The Company will be entitled to injunctive relief and/or a decree for specific performance, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. Executive agrees that if the Company is successful in whole or part in any legal or equitable action against Executive under this Agreement, Executive agrees to pay all of the costs, including reasonable attorney’s fees, incurred by the Company in enforcing the terms of this Agreement.
17.Entire Agreement. This Agreement represents the entire agreement and understanding concerning Executive’s separation from the Company. Except as provided in Section 7 above, this Agreement supersedes and replaces any and all prior agreements, understandings, discussions, negotiations, or proposals concerning the matters addressed herein and Executive’s employment with and termination from the Company. In deciding to sign this Agreement, Executive has not relied on any express or implied promise, statement, or representation by the Company, whether oral or written, except as set forth herein.

To be valid and binding, this Agreement must be signed by Executive and submitted to the Company no later than twenty-one (21) days after it is received by Executive. If this Agreement is not received by such time, Executive shall not be eligible for any of the consideration set forth herein other than the benefits that the Company is required by law to provide.
ACCEPTED AND AGREED BY:
“EXECUTIVE”        “COMPANY”

ALFONSO MARTINEZ        LAUREATE EDUCATION, INC.

/s/ Alfonso Martinez        /s/ Douglas L. Becker

Date: May 26, 2017        By: Douglas L. Becker
Title: Chairman and CEO
Date: May 30, 2017

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